EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-135197, of Accelerize New Media, Inc. and the related prospectuses of our audit report dated March 27, 2012 with respect to the balance sheets at December 31, 2011 and 2010 and the statements of operations, changes in stockholders' deficit and cash flows of Accelerize New Media, Inc. for the years ended December 31, 2011 and 2010 appearing in the Form 10-K for the year ended December 31, 2011.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
March 29, 2012